FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

Chief Financial Officer 904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER, 2020

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; November 4, 2020 –

Third Quarter Consolidated Results of Operations

Net income for the third quarter of 2020 was $5,455,000 or $.57 per share versus $2,001,000 or $.20 per share in the same period last year. The third quarter of 2020 was impacted by the following items:

•	Interest expense decreased $83,000 as we capitalized more interest on our joint venture construction projects.
•	Loss on joint ventures increased $1,042,000 primarily due to operating loss at the Maren due to leasing efforts.
•	Gain on sale of $5,732,000 from the sale of our building at 1801 62nd Street and the sale of 87 acres of our Ft. Myers property compared to $126,000 in the same period last year

Loss from discontinued operations for the third quarter of 2019 was ($13,000) or $.00 per share. The third quarter of 2019 included a $144,000 realized gain on bonds called early.

Third Quarter Segment Operating Results

Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019 and sold this quarter. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 78.6% leased and occupied. Total revenues in this segment were $721,000, up $291,000 or 67.7%, over the same period last year. Operating profit was $35,000, up $195,000 from an operating loss of ($160,000) in the same quarter last year due to 1801 62nd St being fully leased and occupied, improved leasing at Cranberry offset by the sale of 7030 Dorsey Road in June 2019.

Mining Royalty Lands Segment:

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Total revenues in this segment were $2,507,000 versus $2,302,000 in the same period last year. Total operating profit in this segment was $2,238,000, an increase of $179,000 versus $2,059,000 in the same period last year.

Development Segment:

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and (ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

•	We are in the PUD entitlement process for our 118-acre tract in Hampstead, Maryland, now known as “Hampstead Overlook.” Hampstead Overlook received Concept Plan approval from the Town of Hampstead for 164 single and 91 town home residential units in February 2020, and the project is currently under Preliminary Plan review with the governing agencies.
•	This quarter we received permit entitlements for two industrial buildings at Hollander Business Park totaling 146,000 square feet. We have started construction and anticipate shell completion in the third quarter of 2021.
•	We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 47% leased and 44% occupied.
•	We are the principal capital source of a residential development venture in Baltimore County, Maryland known as “Hyde Park.” We have committed up to $3.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Entitlements for the development of the property are complete, and a homebuilder is under contract to purchase all the 126 recorded building lots. The first phase of settlement occurred in May 2020, resulting in a $2.67 million principal and interest payment, with subsequent payments of $1.26 million in principal and interest payments in the third quarter. Currently all principal and $322,605 in accrued interest has been repaid.
•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” We have committed up to $18.5 million in exchange for an interest rate of 10%. Additional proceeds and interest payments above a 20% preferred return on capital determine a split of profits. Amber Ridge will hold 187 town homes. We are currently pursuing entitlements, mass grading the site, and have two homebuilders under contract to purchase all 187 units upon completion of development infrastructure.
•	In April 2018, we began construction on Phase II of our RiverFront on the Anacostia project, now known as “The Maren.” The 14-story project has 264 units and 6,937 net leasable square feet of ground floor retail and received its certificate of occupancy at the end of September. Lease-up commenced in earnest in the second week of March. At the end of the quarter, the Maren’s residential units were 76.14% leased, and 68.94% occupied.
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•	In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development in northeast Washington, DC known as “Bryant Street.” The project is comprised of four buildings, with 487 units and 85,681 net leasable square feet of retail. FRP contributed $32 million in common equity and another $23 million in preferred equity to the joint venture. Construction began in February 2019 and as of the end of the quarter was 78% complete. Bryant Street is currently on time, within budget, and expected to be complete in the fourth quarter of 2021, with the first of the four buildings delivering in the fourth quarter of 2020. This project is located in an opportunity zone and has allowed us to defer $14.9 million in taxes associated with the sale of our industrial assets.
•	In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as “1800 Half Street.” The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with the sale of our industrial assets. In June 2020, we closed on a $74 million construction loan, and we began construction at the end of August.
•	In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development. Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as “Riverside.” FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction began in February 2020 and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as “.408 Jackson.” It will have 4,700 square feet of retail and is located across the street from Greenville’s minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction began in May 2020 and should be complete in the second quarter of 2022. Both projects are qualified opportunity investments and will defer a combined $4.3 million in taxes.

Stabilized Joint Venture Segment:

Dock 79’s average residential occupancy for the quarter was 93.29%, and at the end of the quarter, Dock 79’s residential units were 90.49% leased and 94.43% occupied. This quarter, 52.31% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Net Operating Income this quarter for this segment was $1,634,000, down $215,000 or 11.63% compared to the same quarter last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings

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containing 273,940 rentable square feet.  Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in suburban Richmond, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. Third quarter distributions were $86,000. The project is a qualified 1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive.

Impact of the COVID-19 Pandemic.  The COVID-19 pandemic is having an extraordinary impact on the world economy and the markets in which we operate. As an essential business, we have continued to operate throughout the pandemic in accordance with White House guidance and orders issued by state and local authorities. We have implemented social distancing and other measures to protect the health of our employees and customers. While we recognize the importance of social distancing, stay at home and telework measures to protect human health, as long as the rules and regulations related to the pandemic remain in place, they may adversely affect our business. The effects on our business include but are not limited to: our retail tenants will not being able to operate at capacity and retail leasing demand may be dampened as such; we will not be able to raise rents on renewals in Washington, D.C.; and any mandated interruption in construction could negatively affect our construction costs on development projects.  We are negotiating with our retail tenants on rent abatements and cash flow adjustments that will adversely affect our NOI. We anticipate that the pandemic will continue to have negative impacts on the overall economy that is likely to have a negative impact on many of our tenants. During this period, we will continue to fulfill our duty to operate while managing our business in a prudent fashion.

Nine Months Consolidated Results of Operations.

Net income for first nine months of 2020 was $11,222,000 or $1.16 per share versus $13,724,000 or $1.38 per share in the same period last year. Income from discontinued operations for the first nine months of 2019 was $6,849,000 or $.69 per share. Income from continuing operations increased $4,252,000 or 66% and was impacted by the following items:

•	Corporate expense stock compensation of $1,241,000 compared to $206,000 in the same period last year due the timing of stock grants.
•	Interest expense decreased $847,000 as we capitalized more interest on our joint venture construction projects.
•	Loss on joint ventures increased $2,491,000 primarily due to our share of the Bryant Street preferred interest, $354,000 amortization of guarantee liability related to the Bryant Street loan, $2,121,000 operating loss at the Maren due to pre-leasing efforts, partially offset by interest income generated in our opportunity zone investments prior to the funds being deployed.
•	Gain on sale of $9,329,000 compared to $662,000 in the same period last year from the sale of the three remaining lots at our Lakeside Business Park, 1801 62nd Street, Gulf Hammock, and 87 acres from our Ft. Myers property.

Nine Months Segment Operating Results

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Asset Management Segment:

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of 2019, and 1801 62nd Street which joined this segment on April 1 of 2019, but was sold in July 2020.Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 78.6% leased and occupied. Total revenues in this segment were $2,089,000, up $356,000 or 20.5%, over the same period last year. Operating loss was ($38,000), down $199,000 from an operating loss of ($237,000) in the same period last year due to higher allocation of corporate expenses.

Mining Royalty Lands Segment:

Total revenues in this segment were $7,094,000 versus $7,164,000 in the same period last year. Total operating profit in this segment was $6,252,000, a decrease of $230,000 versus $6,482,000 in the same period last year. The primary reason for this decrease is that we are no longer receiving double minimums at our Lake Louisa property, because our tenant, Cemex, received its final permit to begin mining the property in July 2019.

Stabilized Joint Venture Segment:

Dock 79’s average residential occupancy for the first nine months was 92.80%, and at the end of the third quarter, Dock 79’s residential units were 90.49% leased and 94.43% occupied. For the first nine months, 56.22% of expiring leases renewed with an average increase in rent on those renewals of 0.41% due to the mandated rent freeze on renewals that went into effect in March. Net Operating Income for this segment was $5,100,000, down $246,000 or 4.6% compared to the same period last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Distributions for Hickory Creek were $254,000 for the first nine months. The project is a qualified 1031 like-kind exchange investment in a Delaware Statutory Trust of which the Company is a 26.659% beneficial owner.

Summary and Outlook

As we have settled into a post-COVID world, we remain fortunate and pleasantly surprised with how well our assets have responded. Aggregates royalties this quarter were well ahead of the same period last year, and we are now only 1% off of last year’s record numbers through the first nine months. And like last year, the royalties we have collected through the first nine months exceed the royalties we collected in any entire year prior to 2017. Unrelated to any mining activity, Lee County exercised their option to buy 87 acres from our quarry in Ft. Myers for $2.2 million in order to extend Alico Road and ease traffic in the area. This road extension will benefit any second life developments on our property once the reserves are depleted.

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The lease up of the Maren continues to exceed our expectations. The building received its final certificate of occupancy at the end of September and is now officially “complete.” We signed 91 leases this past quarter and moved in 125 tenants. At quarter end, the building was 76% leased and 69% occupied, putting us within shouting distance of stabilization.

Unfortunately for Dock 79, the rent freeze on renewals was extended through the end of the year. Because our apartments come up for renewal two months prior to the end of the lease, we will not have the ability to increase rent on renewals for the rest of the year. In all likelihood the first quarter of 2021 will be affected as well. The current environment is less than ideal for our three retail tenants, but they are all currently open and serving customers. Occupancy remains above 90% and renewals are still in line with where they were in a pre-COVID world. We believe that the rapid lease-up of the Maren and the continued success of Dock 79 speak to the quality of these assets and the desirability of their location. Despite major construction and no baseball, waterfront real estate still demands a premium, and as working from home becomes more and more common, it is possible that the environment afforded by these assets has only served to increase their appeal.

Industrial has responded well to the pandemic, as evidenced by the sale in July of 1801 62nd Street at Hollander Business Park for $12.3 million. We had no issues with tenants paying rent and do not expect to. We had some concerns regarding our office tenants, but every tenant is currently paying rent and the only issue we had with back rent is one tenant who owes $6,500 for the month of April.

We are half a year into this pandemic, and we have been very fortunate. Our assets have performed nearly as well and sometimes better than they did a year ago. But while the people of this country have gotten used to life during a pandemic, COVID-19 as an economic factor may just be ramping up. Government intervention has shielded people and businesses from some of the financial realities of this disease, and as that well of assistance starts to dry up, it is possible that the second wave of the disease may be the first wave of real economic distress. We have yet to see any reason why our assets will not continue to perform well during this unusual time, but we have the safety net of a conservative balance sheet and substantial cash reserves to tide us over if they do. Regardless of what is happening right now or in the near future, we believe strongly in the long run viability of our business and its assets. The money we put back into it in the form of share buybacks is representative of that. To that end, during the first nine months of 2020, the Company repurchased 379,809 shares at an average cost of $41.30 per share.

Conference Call

The Company will host a conference call on Thursday, November 5, 2020 at 9:00 a.m. (EST).Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-271-1828 (passcode 58158510) within the United States.  International callers may dial 1-334-323-9871 (passcode 58158510).  Computer audio live streaming is available via the Internet through this link http://stream.conferenceamerica.com/frp110520. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp110520.mp3. An audio replay will

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be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140.  The passcode of the audio replay is 69160033.  Replay options: “1” begins playback, “4” rewind 30 seconds, “5” pause, “6” fast forward 30 seconds, “0” instructions, and “9” exits recording.  There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the Covid-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2020	2019	2020	2019
Revenues:
Lease revenue	$3,591	3,581	10,636	10,796
Mining lands lease revenue	2,507	2,302	7,094	7,164
Total Revenues	6,098	5,883	17,730	17,960

Cost of operations:
Depreciation, depletion and amortization	1,438	1,431	4,406	4,390
Operating expenses	892	952	2,598	2,744
Property taxes	706	740	2,089	2,206
Management company indirect	844	670	2,208	1,872
Corporate expenses	637	732	2,850	1,928
Total cost of operations	4,517	4,525	14,151	13,140

Total operating profit	1,581	1,358	3,579	4,820

Net investment income, including realized gains of $55, $144, $297 and $591, respectively	1,814	2,019	5,915	5,813
Interest expense	(46)	(129)	(142)	(989)
Equity in loss of joint ventures	(1,788)	(746)	(3,773)	(1,282)
Gain on sale of real estate	5,732	126	9,329	662

Income from continuing operations before income taxes	7,293	2,628	14,908	9,024
Provision for income taxes	2,022	726	4,161	2,529
Income from continuing operations	5,271	1,902	10,747	6,495

Income (loss) from discontinued operations, net	—	(13)	—	6,849

Net income	5,271	1,889	10,747	13,344
Loss attributable to noncontrolling interest	(184)	(112)	(475)	(380)
Net income attributable to the Company	$5,455	2,001	11,222	13,724

Earnings per common share:
Income from continuing operations-
Basic	$0.55	0.19	1.11	0.66
Diluted	$0.55	0.19	1.11	0.65
Discontinued operations-
Basic	$—	—	—	0.69
Diluted	$—	—	—	0.69
Net income attributable to the Company-
Basic	$0.57	0.20	1.16	1.39
Diluted	$0.57	0.20	1.16	1.38

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,517	9,843	9,646	9,903
-diluted earnings per common share	9,545	9,886	9,681	9,945

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	September 30	December 31
Assets:	2020	2019
Real estate investments at cost:
Land	$80,494	84,383
Buildings and improvements	141,146	147,019
Projects under construction	2,442	1,056
Total investments in properties	224,082	232,458
Less accumulated depreciation and depletion	33,684	30,271
Net investments in properties	190,398	202,187

Real estate held for investment, at cost	9,101	8,380
Investments in joint ventures	167,586	160,452
Net real estate investments	367,085	371,019

Cash and cash equivalents	46,289	26,607
Cash held in escrow	15,259	186
Accounts receivable, net	923	546
Investments available for sale at fair value	104,624	137,867
Unrealized rents	530	554
Deferred costs	921	890
Other assets	499	479
Total assets	$536,130	538,148

Liabilities:
Secured notes payable	$89,027	88,925
Accounts payable and accrued liabilities	3,052	2,431
Other liabilities	1,886	1,978
Deferred revenue	609	790
Federal and state income taxes payable	164	504
Deferred income taxes	52,532	50,111
Deferred compensation	1,240	1,436
Tenant security deposits	314	328
Total liabilities	148,824	146,503

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,481,638 and 9,817,429 shares issued and outstanding, respectively	948	982
Capital in excess of par value	56,690	57,705
Retained earnings	313,103	315,278
Accumulated other comprehensive income, net	996	923
Total shareholders’ equity	371,737	374,888
Noncontrolling interest MRP	15,569	16,757
Total equity	387,306	391,645
Total liabilities and shareholders’ equity	$536,130	538,148

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Asset Management Segment:

	Three months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$721	100.0%	430	100.0%	291	67.7%

Depreciation, depletion and amortization	137	19.0%	154	35.8%	(17)	-11.0%
Operating expenses	139	19.3%	108	25.1%	31	28.7%
Property taxes	43	5.9%	70	16.3%	(27)	-38.6%
Management company indirect	202	28.0%	90	20.9%	112	124.4%
Corporate expense	165	22.9%	168	39.1%	(3)	-1.8%

Cost of operations	686	95.1%	590	137.2%	96	16.3%

Operating profit	$35	4.9%	(160)	-37.2%	195	-121.9%

Mining Royalty Lands Segment:

	Three months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$2,507	100.0%	2,302	100.0%	205	8.9%

Depreciation, depletion and amortization	60	2.4%	36	1.6%	24	66.7%
Operating expenses	16	0.6%	44	1.9%	(28)	-63.6%
Property taxes	59	2.4%	66	2.9%	(7)	-10.6%
Management company indirect	81	3.2%	53	2.3%	28	52.8%
Corporate expense	53	2.1%	44	1.9%	9	20.5%

Cost of operations	269	10.7%	243	10.6%	26	10.7%

Operating profit	$2,238	89.3%	2,059	89.4%	179	8.7%

Development Segment:

	Three months ended September 30
(dollars in thousands)	2020	2019	Change

Lease revenue	$290	307	(17)

Depreciation, depletion and amortization	53	54	(1)
Operating expenses	62	105	(43)
Property taxes	330	300	30
Management company indirect	504	477	27
Corporate expense	381	479	(98)

Cost of operations	1,330	1,415	(85)

Operating loss	$(1,040)	(1,108)	68

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Stabilized Joint Venture Segment:

	Three months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,580	100.0%	2,844	100.0%	(264)	-9.3%

Depreciation, depletion and amortization	1,188	46.0%	1,187	41.7%	1	0.1%
Operating expenses	675	26.2%	695	24.4%	(20)	-2.9%
Property taxes	274	10.6%	304	10.7%	(30)	-9.9%
Management company indirect	57	2.2%	50	1.8%	7	14.0%
Corporate expense	38	1.5%	41	1.5%	(3)	-7.3%

Cost of operations	2,232	86.5%	2,277	80.1%	(45)	-2.0%

Operating profit	$348	13.5%	567	19.9%	(219)	-38.6%

Asset Management Segment:

	Nine months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$2,089	100.0%	1,733	100.0%	356	20.5%

Depreciation, depletion and amortization	529	25.3%	527	30.4%	2	0.4%
Operating expenses	332	15.9%	492	28.4%	(160)	-32.5%
Property taxes	91	4.4%	216	12.5%	(125)	-57.9%
Management company indirect	437	20.9%	265	15.3%	172	64.9%
Corporate expense	738	35.3%	470	27.1%	268	57.0%

Cost of operations	2,127	101.8%	1,970	113.7%	157	8.0%

Operating profit	$(38)	-1.8%	(237)	-13.7%	199	-84.0%

Mining Royalty Lands Segment:

	Nine months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Mining lands lease revenue	$7,094	100.0%	7,164	100.0%	(70)	-1.0%

Depreciation, depletion and amortization	160	2.3%	130	1.8%	30	23.1%
Operating expenses	43	0.6%	75	1.1%	(32)	-42.7%
Property taxes	191	2.7%	203	2.8%	(12)	-5.9%
Management company indirect	214	3.0%	151	2.1%	63	41.7%
Corporate expense	234	3.3%	123	1.7%	111	90.2%

Cost of operations	842	11.9%	682	9.5%	160	23.5%

Operating profit	$6,252	88.1%	6,482	90.5%	(230)	-3.5%

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Development Segment:

	Nine months ended September 30
(dollars in thousands)	2020	2019	Change

Lease revenue	$862	892	(30)

Depreciation, depletion and amortization	160	161	(1)
Operating expenses	415	246	169
Property taxes	1,019	918	101
Management company indirect	1,404	1,314	90
Corporate expense	1,710	1,219	491

Cost of operations	4,708	3,858	850

Operating loss	$(3,846)	(2,966)	(880)

Stabilized Joint Venture Segment:

	Nine months ended September 30
(dollars in thousands)	2020	%	2019	%	Change	%

Lease revenue	$7,685	100.0%	8,171	100.0%	(486)	-5.9%

Depreciation, depletion and amortization	3,557	46.3%	3,572	43.7%	(15)	-0.4%
Operating expenses	1,808	23.5%	1,931	23.6%	(123)	-6.4%
Property taxes	788	10.2%	869	10.6%	(81)	-9.3%
Management company indirect	153	2.0%	142	1.8%	11	7.7%
Corporate expense	168	2.2%	116	1.4%	52	44.8%

Cost of operations	6,474	84.2%	6,630	81.1%	(156)	-2.4%

Operating profit	$1,211	15.8%	1,541	18.9%	(330)	-21.4%

Discontinued Operations:

	Three months ended	Nine months ended
	September 30,	September 30,
	2019	2019
Lease Revenue	$—	460

Cost of operations:
Depreciation, depletion and amortization	(24)	17
Operating expenses	12	246
Property taxes	—	46
Management company indirect	—	—
Corporate expenses	—	—
Total cost of operations	(12)	309

Total operating profit	12	151

Interest expense	—	—
Gain (loss) on sale of buildings	(30)	9,238

Income (loss) before income taxes	(18)	9,389
Provision for (benefit from) income taxes	(5)	2,540

Income (loss) from discontinued operations	$(13)	6,849
12

Earnings per common share:
Income (loss) from discontinued operations-
Basic	$0.00	0.69
Diluted	$0.00	0.69

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Nine months ended 09/30/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	2,745	(2,055)	864	7,200	1,993	10,747
Income Tax Allocation	1,018	(762)	496	2,670	739	4,161
Income (loss) from continuing operations before income taxes	3,763	(2,817)	1,360	9,870	2,732	14,908

Less:
Equity in profit of Joint Ventures	—	—	254	—	—	254
Gains on sale of buildings	3,801	1,877	—	3,651	—	9,329
Unrealized rents	147	—	—	178	—	325
Interest income	—	3,146	—	—	2,769	5,915
Plus:
Unrealized rents	—	—	11	—	—	11
Equity in loss of Joint Venture	—	3,994	—	33	—	4,027
Interest Expense	—	—	105	—	37	142
Depreciation/Amortization	529	160	3,557	160	—	4,406
Management Co. Indirect	437	1,404	153	214	—	2,208
Allocated Corporate Expenses	738	1,710	168	234	—	2,850

Net Operating Income (loss)	1,519	(572)	5,100	6,682	—	12,729

Net Operating Income Reconciliation
Nine months ended 09/30/19 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	218	(2,236)	304	4,796	3,413	6,495
Income Tax Allocation	81	(829)	253	1,778	1,246	2,529
Income (loss) from continuing operations before income taxes	299	(3,065)	557	6,574	4,659	9,024

Less:
Gains on sale of buildings	536	—	—	126	—	662
Unrealized rents	—	—	25	—	—	25
Interest income	—	1,123	—	—	4,690	5,813
Plus:
Unrealized rents	5	—	—	184	—	189
Equity in loss of Joint Venture	—	1,222	26	34	—	1,282
Interest Expense	—	—	958	—	31	989
Depreciation/Amortization	527	161	3,572	130	—	4,390
Management Co. Indirect	265	1,314	142	151	—	1,872
Allocated Corporate Expenses	470	1,219	116	123	—	1,928

Net Operating Income (loss)	1,030	(272)	5,346	7,070	—	13,174